Exhibit 99.1

Verrica Pharmaceuticals Reports Second Quarter 2026 Financial Results

– Company reports record demand for YCANTH® as dispensed applicator units grew to 19,626 in

Q2 2026, up 28.3% over the previous quarter and 46.1% year-over-year –

– Topline data from global Phase 3 program studying common warts currently expected in mid-2027 –

– The Company’s cash runway could extend into 2028 based on its current operating plan and assuming full availability of its new credit facility –

– Company reports total revenue of $5.9 million in Q2 2026, including U.S. YCANTH net product revenue of $5.1 million, up 18.7% over the previous quarter and 12.3% year-over-year –

– Conference call scheduled for today, August 6, 2026, at 4:30 pm ET –

WEST CHESTER, PA – Aug 6, 2026 (GLOBE NEWSWIRE) – Verrica Pharmaceuticals Inc. (“Verrica” or the “Company”) (Nasdaq: VRCA), a therapeutics company developing and commercializing medications for the treatment of dermatological diseases, including skin cancers, today announced financial results for the second quarter ended June 30, 2026.

“Demand for YCANTH continues to accelerate, with dispensed applicator units reaching 19,626 for the quarter, up approximately 28% sequentially and 46% on a year-over-year basis, and representing our highest quarterly total since launch. We believe that our commercial strategy is working well and provides us with a growing confidence that YCANTH can become the standard of care for patients suffering from molluscum,” said Jayson Rieger, PhD, MBA, President and Chief Executive Officer of Verrica.

“In addition to our commercial efforts, we also continue to make progress with our work to expand the label for YCANTH to include common warts, an indication that is more than three times the six million patients estimated to be suffering from molluscum. Topline data from our global Phase 3 program is currently expected in mid-2027, as our studies are recruiting well. We continue to enroll patients in the first pivotal study, COVE-2, and first patients in the U.S. and Japan were dosed in the second pivotal trial, COVE-3, during the quarter,” Dr. Rieger continued. “With respect to our basal cell carcinoma program, we remain highly encouraged by the Phase 2 data for our novel oncolytic peptide, VP-315. At the Society for Investigative Dermatology Annual Meeting in May, VP-315 demonstrated a potential ability to impact both treated lesions, as well as showing evidence of a meaningful abscopal effect in untreated lesions. Based on the unique and promising profile of this Phase 3-ready asset, we are continuing our Phase 3 readiness activities.”

Dr. Rieger concluded, “Finally, our new credit facility for up to $27.5 million with an entity controlled by Paul B. Manning, Verrica’s Chairman and largest shareholder, gives us access to additional non-dilutive capital to support YCANTH’s continued commercialization and advance our ongoing Phase 3 common warts program. Based on our current operating plan, we believe the full $27.5 million that may be available under the facility could extend our cash runway into 2028. We believe this quarter’s progress across our YCANTH business for molluscum and our pipeline programs, along with this extended cash runway, positions Verrica well to deliver long-term value for patients and shareholders.”

Conference Call and Webcast Information

The Company will host a conference call on Thursday, August 6, 2026, at 4:30 pm, to discuss its second quarter 2026 financial results and provide a business update. To participate in the conference call, please utilize the following information:

Domestic Dial-In Number: Toll-Free: 1-800-225-9448

International Dial-In Number: 1-203-518-9708

Conference ID: VERRICA

Participants can use Guest dial-in #s above and be answered by an operator.

Webcast:

https://viavid.webcasts.com/starthere.jsp?ei=1766684&tp_key=a08a369194

The call will be broadcast live over the Web and can also be accessed on Verrica Pharmaceuticals’ website: www.verrica.com.

The conference call will also be available for replay for one month on the Company’s website in the Events Calendar of the Investors section.

Business Highlights and Recent Developments

YCANTH® (VP-102)

•

During the second quarter of 2026, YCANTH dispensed applicator units totaled 19,626, representing a year-over-year increase of approximately 46% from the second quarter of 2025. On a sequential basis, YCANTH dispensed applicator units increased approximately 28% from the prior quarter.

•

On June 22, 2026, the Company announced that the first U.S. patient was dosed in the second pivotal clinical trial (COVE-3) in its global Phase 3 program evaluating YCANTH® (VP-102) for the treatment of common warts in the US and Japan. Based upon current projections, the Company expects to present topline data from the program in mid-2027.

VP-315

•

On May 5, 2026, the Company announced the presentation of Phase 2 clinical data highlighting the potential abscopal effects of its novel oncolytic peptide, VP-315 (ruxotemitide), for the treatment of basal cell carcinoma (BCC) at the 2026 Society for Investigative Dermatology (SID) Annual Meeting.

Corporate

•

On August 6, 2026, the Company announced that it has entered into a credit agreement (the “Facility”) with an entity controlled by Paul B. Manning, Verrica’s Chairman and largest shareholder for up to $27.5 million.

•

On July 21, 2026, the Company announced an exclusive distribution, marketing and supply agreement with Medomie Pharma Ltd., regarding commercial rights to YCANTH® for the treatment of molluscum contagiosum in Israel.

Financial Results

Second Quarter 2026 Financial Results

•	Total revenue for the three months ended June 30, 2026, was $5.9 million compared to total revenue of $12.7 million for the three months ended June 30, 2025.

•

U.S. YCANTH product revenue, net was $5.1 million for the quarter ended June 30, 2026, compared to net product revenue of $4.5 million for the quarter ended June 30, 2025. The increase in product revenue, net, was primarily related to increased deliveries of YCANTH to our distribution partners.

•

License and collaboration revenue was $0.8 million for the quarter ended June 30, 2026, consisting primarily of commercial supply for Torii’s YCANTH launch in Japan, compared to license and collaboration revenue from Torii of $8.2 million for the three months ended June 30, 2025, which included $8.0 million of one-time milestone revenue.

•

Costs of product revenue were $0.4 million for the quarter ended June 30, 2026, compared to $0.3 million for the quarter ended June 30, 2025, consisting primarily of product costs related to the sale of YCANTH.

•

Selling, general and administrative expenses were $10.3 million for the quarter ended June 30, 2026, compared to $8.9 million for the same period in 2025. Excluding the impact of stock-based compensation, the increase of $1.3 million was primarily due to increased commercial spend, related to the expansion of the sales force.

•

Research and development expenses were $6.0 million for the quarter ended June 30, 2026, compared to $1.8 million for the same period in 2025. Excluding the impact of stock-based compensation, the increase of $4.1 million was primarily attributable to costs associated with the Phase 3 program for common warts. The expense for the Phase 3 common warts program did not impact Verrica’s cash balance, as the first $40 million of payments for this program will be made by Torii under the Company’s collaboration and license agreement.

•

Expense of $1.7 million was recognized during the quarter ended June 30, 2026, as an agreement in principle was reached to settle legal proceedings related to a class action brought against the Company in 2022. The expense represents Verrica’s share of the settlement after the insurance recovery.

•

Interest income was $0.1 million for the quarter ended June 30, 2026, compared to $0.2 million for the quarter ended June 30, 2025. The decrease in interest income was primarily due to lower cash balances.

•

Interest expense was $0.2 million for the quarter ended June 30, 2026, compared to $2.1 million for the same period in 2025. The decrease of $2.0 million was related to the settlement and termination of the Company’s OrbiMed debt facility in November 2025.

•	For the quarter ended June 30, 2026, net loss was $13.2 million, or $0.62 per share, compared to a net income of $0.2 million, or $0.02 per share, for the same period in 2025.

•	For the quarter ended June 30, 2026, non-GAAP net loss was $10.2 million, or $0.48 per share, compared to a non-GAAP net income of $1.2 million, or $0.12 per share, for the same period in 2025.

Year-to-date Financial Results

•	Product revenue, net was $9.4 million for the six months ended June 30, 2026, compared to $8.0 million for the six months ended June 30, 2025.

•

License and collaboration revenue was $1.5 million for the six months ended June 30, 2026, compared to $8.2 million for the six months ended June 30, 2025. License and collaboration revenue for the six months ended June 30, 2026 consisted of supplies and development activity with Torii. License and collaboration revenue for the six months ended June 30, 2025 consisted of a one-time $8.0 million milestone payment from Torii as well as supplies and development activity.

•	Costs of product revenue were $1.0 million for the six months ended June 30, 2026, compared to $0.8 million for the six months ended June 30, 2025.

•

Selling, general and administrative expenses were $20.3 million in the six months ended June 30, 2026, compared to $17.7 million for the same period in 2025. Excluding the impact of stock compensation, the increase of $2.6 million was primarily due to increased commercial spend related to the expansion of the sales force.

•

Research and development expenses were $9.9 million in the six months ended June 30, 2026, compared to $4.1 million for the same period in 2025. Excluding the impact of stock compensation, the increase of $5.6 million was primarily due to increased costs related to the Program for common warts.

•

Expense of $1.7 million was recognized during the six months ended June 30, 2026, as an agreement in principle was reached to settle legal proceedings related to a class action brought against the Company in 2022. The expense represents Verrica’s share of the settlement after the insurance recovery.

•	Interest income was $0.3 million for the six months ended June 30, 2026, compared to $0.6 million for the same period in 2025. The decrease of $0.3 million was primarily due to a lower cash balance.

•

Interest expense was $0.3 million for the six months ended June 30, 2026, and $4.3 million for the same period in 2025. The decrease of $4.0 million was related to the settlement of the OrbiMed Loan Facility and the termination of the OrbiMed Credit Agreement in November 2025.

•	For the six months ended June 30, 2026, net loss was $22.8 million, or $1.07 per share, compared to a net loss of $9.5 million, or $1.01 per share, for the same period in 2025.

•	For the six months ended June 30, 2026, non-GAAP net loss was $19.0 million, or $0.89 per share, compared to a non-GAAP net loss of $7.1 million, or $0.75 per share, for the same period in 2025.

Non-GAAP Financial Measures

In evaluating the operating performance of its business, Verrica’s management considers non-GAAP (loss) income from operations, non-GAAP net (loss) income and non-GAAP net (loss) income per share. These non-GAAP financial measures exclude stock-based compensation expense and non-cash interest expense that are required by GAAP. Verrica excludes non-cash stock-based compensation expense from these non-GAAP measures to facilitate comparison to peer companies who also provide similar non-GAAP disclosures and because it reflects how management internally manages the business. In addition, Verrica excludes non-cash interest expense from these non-GAAP measures to facilitate an understanding of the effects of the debt service obligations on the Company’s liquidity and comparisons to peer group companies who also provide similar non-GAAP disclosures and because it is reflective of how management internally manages the business. Verrica also excludes certain other one-time expenses and impacts from change in fair value of derivative liability and legal settlement, net of insurance recovery. Non-GAAP (loss) income from operations, non-GAAP net (loss) income and non-GAAP net (loss) income per share should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. Non-GAAP (loss) income from operations, non-GAAP net (loss) income and non-GAAP net (loss) income per share have been reconciled to the nearest GAAP measure in the tables following the financial statements in this press release.

About YCANTH® (VP-102)

YCANTH® is a proprietary drug-device combination product that contains a GMP-controlled formulation of cantharidin delivered via a single-use applicator that allows for precise topical dosing and targeted administration for the treatment of molluscum. YCANTH is the first and only healthcare professional-administered product approved by the FDA to treat adult and pediatric patients two years of age and older with molluscum contagiosum — a common, highly contagious skin disease that affects an estimated six million people in the United States, primarily children. Approval of YCANTH was based upon the positive results from two Phase 3 clinical trials in approximately 500 patients which demonstrated that YCANTH was a safe and effective therapeutic for the treatment of molluscum. YCANTH is also approved for the treatment of molluscum contagiosum in Japan and is being studied in a global phase 3 program in the US and Japan for the treatment of common warts.

Approximately 250 million lives are eligible to receive YCANTH covered by insurance. Commercially insured patients pay just $25 per YCANTH treatment visit, for up to two applicators. Other uninsured patients may be eligible to receive YCANTH at a reduced cost if certain eligibility requirements are met for patient assistance. Please visit YCANTHPro.com for additional information.

About Verrica Pharmaceuticals Inc.

Verrica is a therapeutics company developing and commercializing medications for the treatment of dermatological diseases, including skin cancers. Verrica’s product YCANTH® (VP-102) (cantharidin), is the first and only healthcare professional-administered treatment approved by the FDA to treat adult and pediatric patients two years of age and older with molluscum contagiosum, a highly contagious viral skin infection affecting approximately 6 million people in the United States, primarily children. YCANTH® (VP-102) is also in development to treat common warts, the largest remaining unmet need in medical dermatology. Verrica has also entered a worldwide license agreement with Lytix Biopharma ASA to develop and commercialize VP-315 (ruxotemitide, formerly known as LTX-315 and VP-LTX-315) for non-melanoma skin cancers including basal cell carcinoma and squamous cell carcinoma. For more information, visit www.verrica.com.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “believe,” “expect,” “may,” “plan,” “potential,” “will,” and similar expressions, and are based on Verrica’s current beliefs and expectations. These forward-looking statements include statements about the commercialization of YCANTH, the clinical development and benefits of Verrica’s product candidates, including YCANTH (VP-102) and VP-315, the development and regulatory plans for YCANTH, the timing of release of clinical data from the Phase 3 studies of YCANTH for common warts, Verrica’s ability to borrow funds under the Facility, Verrica’s achievement of milestones set forth in the Facility, and the commercial performance of YCANTH in Israel. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements. Risks and uncertainties that may cause actual results to differ materially include risks and uncertainties related to market conditions, and other risks and uncertainties that are described in Verrica’s Annual Report on Form 10-K for the year ended December 31, 2025, Verrica’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026 to be filed with the SEC on August 6, 2026 and other filings Verrica makes with the SEC. Any forward-looking statements speak only as of the date of this press release and are based on information available to Verrica as of the date of this release, and Verrica assumes no obligation to, and does not intend to, update any forward-looking statements, whether as a result of new information, future events or otherwise.

VERRICA PHARMACEUTICALS INC.

Selected Statements of Operations Data

(in thousands except share and per share data)

(unaudited)

	Three Months Ended June 30,
	2026	2025
Revenue
Product revenue, net	$5,093	$4,534
License and Collaboration revenue	769	8,168

Total revenue	5,862	12,702

Operating Expenses:
Cost of product revenue	435	340
Cost of collaboration revenue	443	154
Selling, general and administrative	10,349	8,852
Research and development	6,034	1,846
Legal settlement, net of insurance recovery	1,698	—

Total expenses	18,959	11,192

(Loss) income from operations	(13,097)	1,510
Interest income	111	228
Interest expense	(164)	(2,131)
Change in fair value of derivative liability	—	598
Other expense	(3)	(1)

Net (loss) income	$(13,153)	$204

Net (loss) income per share
Basic	$(0.62)	$0.02

Weighted average common shares outstanding
Basic	21,305,025	9,488,055

Net (loss) income per share
Diluted	$(0.62)	$0.02

Weighted average common shares outstanding
Diluted	21,305,025	9,490,600

VERRICA PHARMACEUTICALS INC.

Selected Statements of Operations Data

(in thousands except share and per share data)

(unaudited)

	Six Months Ended June 30,
	2026	2025
Revenue
Product revenue, net	$9,383	$7,956
License and Collaboration revenue	1,502	8,185

Total revenue	10,885	16,141

Operating Expenses:
Cost of product revenue	979	763
Cost of collaboration revenue	788	168
Selling, general and administrative	20,338	17,700
Research and development	9,894	4,130
Legal settlement, net of insurance recovery	1,698	—

Total expenses	33,697	22,761

Loss from operations	(22,812)	(6,620)
Interest income	312	565
Interest expense	(324)	(4,334)
Change in fair value of derivative liability	—	852
Other expense	(11)	(1)

Net loss	$(22,835)	$(9,538)

Net loss per share
Basic and diluted	$(1.07)	$(1.01)

Weighted average common shares outstanding
Basic and diluted	21,305,025	9,485,907

VERRICA PHARMACEUTICALS INC.

Selected Balance Sheets Data

(in thousands)

(unaudited)

	June 30, 2026	December 31, 2025
Cash	$11,198	$30,147
Accounts receivable	11,090	5,397
Deferred R&D services, current portion	2,718	1,958
Insurance recovery asset	2,302	—
Inventory	2,712	2,236
Prepaid expenses and other assets	2,619	2,801

Total current assets	32,639	42,539
Deferred R&D services, non-current portion	706	2,354
PP&E, Lease right-of-use asset, other	2,672	2,238

Total assets	$36,017	$47,131

Legal settlement liability	4,000	—
R&D funding liability	8,414	5,066
Other current and noncurrent liabilities	19,296	17,322

Total liabilities	31,710	22,388
Total stockholders’ equity	4,307	24,743

Total Liabilities & Stockholders’ Equity	$36,017	$47,131

VERRICA PHARMACEUTICALS INC.

Reconciliation of Non-GAAP Financial Measures (unaudited)

(in thousands, except share and per share data)

	Three Months Ended June 30, 2026
	Loss from Operations	Net loss	Net loss per share (basic and diluted)
GAAP	$(13,097)	$(13,153)	$(0.62)
Non-GAAP Adjustments:
Stock-based compensation - Selling, General & Admin (a)	799	799	0.04
Stock-based compensation - Research & Development (a)	396	396	0.02
Stock-based compensation - Cost of Product (a)	8	8	0.00
Stock-based compensation - Cost of Collaboration (a)	10	10	0.00
Legal settlement, net of insurance recovery (b)	1,698	1,698	0.08

Adjusted	$(10,186)	$(10,242)	$(0.48)

	Three Months Ended June 30, 2025
	Income from Operations	Net income	Net income per share
GAAP	$1,510	$204	$0.02
Non-GAAP Adjustments:
Stock-based compensation - Selling, General & Admin (a)	588	588	0.06
Stock-based compensation - Research & Development (a)	300	300	0.03
Derivative liability change in value (b)	—	(598)	(0.06)
Non-cash interest expense (b)	—	691	0.07

Adjusted	$2,398	$1,185	$0.12

(a)

The effects of non-cash stock-based compensation are excluded because of varying available valuation methodologies and subjective assumptions. Verrica believes this is a useful measure for investors because such exclusion facilitates comparison to peer companies who also provide similar non-GAAP disclosures and is reflective of how management internally manages the business.

(b)

The effects of legal settlement, net of insurance recovery, change in derivative liability and non-cash interest expense are excluded because Verrica believes such exclusions facilitate comparisons to peer group companies and is reflective of how management internally manages the business. Verrica also believes that the exclusion of non-cash interest expense facilitates an understanding of the effects of the debt service obligations on the Company’s liquidity.

VERRICA PHARMACEUTICALS INC.

Reconciliation of Non-GAAP Financial Measures (unaudited)

(in thousands, except share and per share data)

	Six Months Ended June 30, 2026
	Loss from Operations	Net loss	Net loss per share (basic and diluted)
GAAP	$(22,812)	$(22,835)	$(1.07)
Non-GAAP Adjustments:
Stock-based compensation - Selling, General & Admin (a)	1,392	1,392	0.07
Stock-based compensation - Research & Development (a)	672	672	0.03
Stock-based compensation - Cost of Product (a)	22	22	0.00
Stock-based compensation - Cost of Collaboration (a)	24	24	0.00
Legal settlement, net of insurance recovery (b)	1,698	1,698	0.08

Adjusted	$(19,004)	$(19,027)	$(0.89)

	Six Months Ended June 30, 2025
	Loss from Operations	Net loss	Net loss per share
GAAP	$(6,620)	$(9,538)	$(1.01)
Non-GAAP Adjustments:
Stock-based compensation - Selling, General & Admin (a)	1,373	1,373	0.14
Stock-based compensation - Research & Development (a)	541	541	0.06
Derivative liability change in value (b)	—	(852)	(0.09)
Non-cash interest expense (b)	—	1,359	0.14

Adjusted	$(4,706)	$(7,117)	$(0.75)

(a)

The effects of non-cash stock-based compensation are excluded because of varying available valuation methodologies and subjective assumptions. Verrica believes this is a useful measure for investors because such exclusion facilitates comparison to peer companies who also provide similar non-GAAP disclosures and is reflective of how management internally manages the business.

(b)

The effects of legal settlement, net of insurance recovery, change in derivative liability and non-cash interest expense are excluded because Verrica believes such exclusions facilitate comparisons to peer group companies and is reflective of how management internally manages the business. Verrica also believes that the exclusion of non-cash interest expense facilitates an understanding of the effects of the debt service obligations on the Company’s liquidity.

FOR MORE INFORMATION, PLEASE CONTACT:

Investors:

John Kirby

Interim Chief Financial Officer

jkirby@verrica.com

Kevin Gardner

LifeSci Advisors

kgardner@lifesciadvisors.com